UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 13, 2009

BMB MUNAI, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-33034	30-0233726
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation or organization)		Identification No.)

202 Dostyk Ave, 4th Floor
Almaty, Kazakhstan		050051
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code:		+7(7272) 375-125

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

During a meeting of the board of directors (the “Board”) of BMB Munai, Inc., (the “Company”) held on April 13, 2009 Gamal Kulumbetov resigned as Chief Operating Officer and Leonard Stillman resigned as Interim Chief Financial Officer. At the same Board meeting the Board appointed Mr. Anuarbek Baimoldin to serve as Chief Operating Officer of the Company and appointed Mr. Evgeny Ler to serve as Chief Financial Officer of the Company to fill the vacancies created by the resignations of Mr. Kulumbetov and Mr. Stillman. Mr. Kulumbetov will continue to serve as the Chief Executive Officer of the Company and Mr. Stillman will continue to serve as a director on the Company’s Board.

The resignation of Mr. Kulumbetov and Mr. Stillman were not the result of any disagreement with the Company on any matter relating to its operations, policies or practices.

Following are brief descriptions of the business backgrounds of Mr. Baimoldin and Mr. Ler:

Anuarbek Baimoldin has been with the Company since October 2007. Prior to being appointed COO, Mr. Baimoldin served as the Company’s Facilities Manager. Prior to joining the Company, from March 2006 to November 2007, Mr. Baimoldin was the Managing Director of JSC National Innovation Fund where his responsibilities included researching potential innovation projects and performing project feasibility studies. From June 2005 through March 2006 Mr. Baimoldin served as the President of Caspiy Corporation LLP where he was responsible for general company management, financial and operational planning and coordination of the company’s departments. From August 2002 through June 2005 Mr. Baimoldin was employed by TengizChevroil LLP. From January 2003 to June 2005 he served as the Coordinator for the Field Development Project and his responsibilities included preparation and obtaining approval for the Second Generation Project, Gas Reinjection Project, Exploration and Development Program and compliance of operations and licensing with Kazakhstani authorities. From August 2002 through January 2003 Mr. Baimoldin served as Senior Specialist for Kazakhstani Companies Development Department and worked to replace foreign contractors with local contractors and assisted local contractors to enhance product and service quality. In 1999 Mr. Baimoldin received an Associate of Science in Management from Mount Ida College of Business located in Mount Ida, Massachusetts and in 2002 was awarded a Bachelors of Arts in International Economics from Boston University located in Boston, Massachusetts. In 2005 Mr. Baimoldin was awarded a Bachelors of Science in Exploration of Oil and Gas Fields from Atyrau Oil and Gas Institute located in Atyrau, Kazakhstan. Mr. Baimoldin has also received extensive trainings from the Ernst & Young Business Academy located in Almaty, Kazakhstan. Mr. Baimoldin is not a director or nominee of any SEC registrant. Mr. Baimoldin is 31 years old.

Evgeny Ler has been with the Company since 2006. Prior to being appointed as CFO Mr. Ler served in other capacities for the Company including Finance Manager and Reporting Manager. Prior to joining the Company, from 2002 to 2006, Mr. Ler was employed by Deloitte & Touche where he held the position of Senior Auditor in Financial Services & Industries Group, Audit. In that position he lead large engagements for banks, financial institutions and oil and gas companies. In 2003 Mr. Ler was awarded a Bachelors degree in Financial Management from the Kazakh-American University located in Almaty, Kazakhstan. In 2008 Mr. Ler passed the AICPA Uniform CPA Examination. Mr. Ler has also completed trainings in London on oil and gas financial reporting in accordance with IFRS and US GAAP and internal Deloitte trainings on audit, financial reporting and due diligence. Mr. Ler is not a director or nominee of any SEC registrant. Mr. Ler is 26 years old.

Mr. Baimoldin is the nephew of Boris Cherdabayev, a Company director and Chairman of the Board. Mr. Ler has no family relationships with any of the Company’s executive officers or directors.

In connection with Mr. Baimoldin’s appointment as Chief Operating Officer of the Company, he will receive a $2,500 per month salary increase for a total monthly salary, net of taxes, of $7,500, otherwise the terms of his employment agreement are still under negotiation.

In connection with Mr. Ler’s appointment as Chief Financial Officer of the Company, he will receive a $1,900 per month salary increase for a total monthly salary, net of taxes, of $7,500, otherwise the terms of his employment agreement are still under negotiation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BMB MUNAI, INC.

Dated: April 17, 2009	By:	/s/ Adam R. Cook
Adam R. Cook, Secretary

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